Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 28, 2020, with respect to the consolidated financial statements of Porch.com, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-252120) and related Prospectus of Porch Group, Inc. for the registration of 54,005,666 shares of its common stock and warrants to purchase 5,700,000 shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

January 27, 2021